UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

March 21, 2017
Date of Report (Date of Earliest Event Reported)

FIRST POTOMAC REALTY TRUST
(Exact Name of Registrant as Specified in Its Charter)

Maryland	001-31824	37-1470730
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

7600 Wisconsin Avenue, 11th Floor
Bethesda, Maryland 20814
(Address of Principal Executive Offices) (Zip Code)

(301) 986-9200
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule l4a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule l4d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule l3e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)    On March 21, 2017, Richard B. Chess and Alan G. Merten informed the Board of Trustees (the “Board”) of First Potomac Realty Trust (the “Company”) that they intend to retire from the Board, and from their respective positions on committees of the Board, upon expiration of their current terms as trustees, which will expire at the upcoming 2017 annual meeting of shareholders (the “2017 Annual Meeting”). Neither resignation involved a disagreement with the Company on any matter relating to the Company’s operations, policies or practices. With respect to Dr. Merten, he exceeds the age limit for trustees as set forth in the Company’s Governance Guidelines, which provide that no trustee may be nominated to a new term if he or she would be age 75 or older at the time of the election.
Mr. Chess and Dr. Merten have served with distinction as trustees of the Company since its initial public offering in 2003 and since October 2005, respectively. In addition, Mr. Chess served as a director of the Company’s predecessor from 1997 until the initial public offering in 2003, marking over 20 years of service in the aggregate.
In connection with the resignations from the Board, the Board approved a reduction in the size of the board from eight to six trustees pursuant to Article II, Section 2.1 of the Company’s Declaration of Trust and Article III, Section 2 of the Company’s Second Amended and Restated Bylaws, effective immediately prior to the 2017 Annual Meeting.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST POTOMAC REALTY TRUST

March 21, 2017	/s/ Samantha Sacks Gallagher
Samantha Sacks Gallagher
Executive Vice President,
General Counsel and Secretary

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